ASSET PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) is made this 9 th day of October 2003, by and between VIDEO CITY, INC., a Delaware corporation d/b/a “Video City,” whose address is 4800 Easton Drive, Suite 108, Bakersfield, CA 93309 (“Seller”) and 3 XTREME ENTERPRISES, a California corporation, whose address is _________________________ (“Purchaser”).

WHEREAS, Seller and Purchaser desire that certain assets of Seller be sold to Purchaser pursuant to this Agreement; and

WHEREAS, Seller and Purchaser desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the sale and certain additional agreements related to the sale;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises, conditions, representation, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1  Purchased Assets.  Subject to and upon the terms and conditions set forth herein, Seller agrees to and will sell, transfer, assign and deliver to Purchaser at Closing (as hereinafter defined), and Purchaser agrees to and will purchase, acquire and take assignment and delivery of, the assets of Seller located at Seller's leased store spaces listed on Schedule 1.1 (the "Store"), used in connection with the operation of the Store, or that otherwise relate primarily to Seller's business at the Store, as same shall exist on the Closing Date (as hereinafter defined) (collectively, the "Assets") including, but not limited to:

1.1.1  (a) All machinery, appliances, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures of Seller located at, or related to, the Store; (b) except as provided below, real property leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets) for the Store; (c) tangible personal property located at, or related to, the Store (such as inventories, equipment, supplies and furniture ); (d) intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (e) accounts receivable and other receivables at the Store (such as customer account balances); (f) claims and rent credits for the leased premises at the Store, provided, however, Purchaser shall return to Seller the rent/security deposit for the Assumed Store Lease (as defined below) within twenty-four (24) months after the date of this Agreement; (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies related to the Store; and (h) copies of all books, records, ledgers, files, documents, correspondence, customer lists, creative materials, advertising and promotional materials for, or with respect to, the Store.

1.1.2  All inventory and equipment held by Seller for rental or sale, located at the Store or in the possession of customers, including without limitation, video cassette tapes, digital video discs ("DVDs"), and video games, audio books, laser discs, music CDs and cassettes, books, video hardware and software, video cassette recorders and players, video game players and DVD players held at the Store for rental and sale; provided that Seller shall deliver to Purchaser at Closing not less than the quantity of pre-recorded video cassette tapes, DVDs, video games, music CDs and cassettes and books at the Store, which is set forth on Schedule 1.1.2.  Schedule 1.1.2 further identifies all orders for new release title (“New Release Title”) and the number of copies of each such title by format purchased (or to be purchased) by Seller for the Store, within the ninety (90) day period prior to the Closing Date.  At Closing, Seller and Purchaser shall reinspect the Assets and determine the number of copies of inventory and New Release Title owned by Seller and on hand at the Store on the Closing Date.

1.1.3  Except as provided in Section 1.2.8 below, all of the interest of and the rights and benefits accruing to Seller as lessee under the leases by and between Seller and the landlords for the leased premises specifically listed on Schedule 5.1.3 (the “Assumed Store Lease”) .

1.1.4  Customer lists and related information of the Store.

1.1.5  All of Seller's right, title and interest in and to any and a1l other tangible or intangible assets located at the Store, including goodwill, used in connection with the operation of the Store, or that otherwise relate primarily to the Store and the business conducted thereat.

1.1.6  All of Seller's right, title, and interest in and to the intellectual property further described, but not limited to, the assets listed on Schedule 1.1.6.

1.2  Excluded Assets.  Anything to the contrary in Section 1.1 notwithstanding, the Assets shall exclude all of the assets and property of Seller which are not specifically listed in Section 1.1, including, but not limited to the following:

1.2.1  Any real property owned by Seller in fee simple.

1.2.2  All cash, bank deposits and/or cash equivalents; provided, however, Seller shall leave cash in the Store in an amount not less than the amounts indicated on the attached Schedule 1.2.2 (the “Change Funds”), and Purchaser shall separately reimburse Seller for the actual amount of the Change Funds at Closing.

1.2.3  All vehicles owned or leased by Seller.

1.2.4  All books, ledgers, files, documents, correspondence, customer lists, creative materials, advertising and promotional materials that do not relate to the Store.

1.2.5   A ll video cassette tape, DVD, and video game inventory located at the Store which is leased by Seller from any distributor or movie studio or subject to any contractual restrictions on the sale or transfer thereof, all of which shall be identified by Seller on Schedule 1.2.5, and removed from the Store by Seller prior to the Closing Date.

1.2.6  Any other tangible or intangible assets owned by Seller which are not used directly in connection with the operation of the Store, or which otherwise do not relate directly to the Store or the business conducted thereat, including, but not limited to, all tangible and intangible assets located at Seller’s support center (“Seller’s Support Center”).

1.2.7  Any tangible personal property or intellectual property, which is leased by Seller from any third party.

1.2.8   Any real property leases for stores that are not Assumed Store Lease (the “Excluded Leases”).

1.2.10  Any assets or property of Seller not specifically identified as an Asset in Section 1.1 above.

ARTICLE II

PURCHASE PRICE; ASSUMPTION OF LIABILITIES

2.1  Purchase Price.  The purchase price due from Purchaser to Seller for the Assets shall be One Hundred Eighty Thousand and No/100 Dollars ($ 180,000.00) (the "Purchase Price").

1.1

Payment.  The Purchase Price shall be paid to Seller by Purchaser as follows:

1.1.1

Purchaser shall expressly assume and be obligated to pay the trade debt owed and payable by Seller to VPD, Inc. in the amount of $22,917; and

1.1.2

Purchaser shall issue Secured Promissory Notes in the aggregate principal amount of $157,083, in the form attached to this Agreement as Exhibit A.  Such Secured Promissory Notes shall accrue interest at a rate of 8.0% per annum, have a term of 24 months and shall be secured by the Assets of the Store.

2.3  In addition Purchase Price payable by Purchaser as set forth above, Purchaser shall pay the landlord for the Store a payment in the amount of $6,906 on or before the Closing Date.

2.4  [INTENTIONALLY OMITTED]

2.5  Assumed Liabilities.  The Purchaser agrees to and will at Closing assume and agree to pay, discharge and perform when lawfully due (i) all obligations and liabilities of Seller under the Assumed Store Lease accruing and/or arising on or after the Closing Date. Purchaser assumes no liabilities of Seller of any nature.  The Purchaser does not assume any obligations of Seller with respect to any gift certificates issued by Seller prior to the Closing Date that are charged to the account of Seller when tendered as payment by the holder thereof at the Store.

2.6  Allocation of the Purchase Price Among the Purchased Assets.  The Purchase Price shall be allocated, for tax purposes, among each item or class of the Assets pursuant to Schedule 2.6 hereof. The Seller and the Purchaser agree that they will prepare and file any notice or other filings required pursuant to section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and that any such notices or filings will be prepared based on such tax allocation of the Purchase Price.  At Closing, Seller and Purchaser shall agree to the terms of and complete an  IRS Form 8594 (“Asset Acquisition Statement” under Section 1060 of the Code) with respect to this transaction.

2.7  Employment of Seller's Personnel.  The Seller will use its reasonable best efforts to persuade its employees at the Store to make themselves available for employment by the Purchaser. Purchaser shall use its reasonable best efforts to interview and review said current employees of Seller prior to the Closing Date.  Purchaser will only be able to offer employment to those of Seller's employees who meet Purchaser's normal employment criteria and to the extent job openings then exist.  To the extent job openings are not available, Purchaser intends to retain in his files the personnel information about Seller's employees who meet Purchaser's criteria and to consider the same for other suitable job openings as they may become available.  It is not the intent of this Section 2.7 to make Seller's employees third party beneficiaries to this Agreement.  Employment of Seller's personnel by Purchaser shall be solely at Purchaser's option in the exercise of his business judgment.  Purchaser is not assuming any of Seller's employment liabilities that have accrued, including but not limited to, unpaid FICA, FUTA, unemployment tax, pension or profit-sharing plan contributions, employee fringe benefits, bonuses or incentive programs of any type, obligations under COBRA or any other federal, state or local law, statute or regulation, or accrued and/or unpaid vacation time or allowances, nor is Purchaser acquiring or assuming any interest or obligation under any employee benefit plans of Seller.

2.8  Taxes and Prorations.  Seller shall be responsible for all bulk sales taxes, ad valorem taxes or assessments relating to the Assets for taxable periods up to the Closing Date, regardless of when the same shall become due and payable, and such taxes shall be pro-rated between Seller and Purchaser as of the Closing Date.  Back taxes and assessments for back taxes, if any, shall be paid by Seller.  If, at the time of Closing, the Assets shall be subject to or affected by any assessment payable in installments of which the first installment shall be a charge or lien or shall have been paid, all the remaining installments shall be deemed due and payable for the purposes of this Agreement and shall be paid by Seller at the time of Closing.  If the parties are unable to determine the exact amount of taxes for proration at Closing, or if the taxes or assessments are reassessed subsequent to Closing, it is agreed that the parties will make the necessary financial adjustments at the time the assessment is determined.  Seller shall be responsible for any gift certificates issued by Seller prior to the Closing Date and all rent and other payments due under the Assumed Store Lease prior to the Closing Date, or otherwise attributable to the period prior to Closing (including all CAM, tax and insurance charges and other amounts due and payable under the Assumed Store Lease); provided, however, the rent and other lease charges paid by Seller for the month in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date, and upon proof of payment, Purchaser shall reimburse Seller at Closing for Purchaser’s pro-rated share thereof.  The parties shall reimburse one another for any expense paid by one party that the other party has agreed to pay or share pursuant to this Agreement.  If Seller and Purchaser are unable to determine the exact amount of any expenses for proration at Closing, or if it is determined subsequent to the Closing that any proration was not correct, it is agreed that Seller and Purchaser shall make any necessary financial readjustments at the time such incorrect proration is determined. The obligations of the parties under this Section 2.8 shall survive the Closing.

2.9  Contracts and Agreements.  Except for the Assumed Store Lease and the assumption of the VPD Payable or as otherwise specifically provided herein, Purchaser is not assuming any of Seller’s contracts or agreements, or any of Seller’s obligations or liabilities thereunder.

2.10  Liens.  The Assets shall be transferred by Seller to Purchaser free and clear of any and all liens, claims, encumbrances, security interests, pledges and charges (collectively, “Security Interests”), other than liens for taxes and assessments for the current year and taxes and assessments, which are not yet due and payable, and security interests granted by Seller to VPD, Inc. for which Buyer has assumed or paid off the liability relating to this Store only.  Purchaser does not assume, and shall not be liable for, any obligations or liabilities whatsoever of Seller relating to the Assets, or the ownership or operation of the Assets or the Store, accruing, arising, or otherwise attributable to the period prior to the Closing Date, unless specifically provided for elsewhere in this Agreement.

2.11  Other Closing Costs.  Seller and Purchaser shall each remain liable for their own closing expenses including attorney's fees.  Seller shall remain liable for any closing expenses incurred by Seller and/or Seller's agents or employees and shall indemnify Purchaser against any actions brought against Purchaser or the Assets resulting from Seller's failure to pay any such closing expenses.  Purchaser shall remain liable for any closing expenses incurred by Purchaser and/or Purchaser's agents or employees and shall indemnify Seller against any actions brought against Seller resulting from Purchaser's failure to pay any such closing expenses.

2.12  Bulk Sales.  Seller and Purchaser do not believe that this transfer is subject to any "Bulk Sales Act" provisions or other similar legal requirements.  Notwithstanding the accuracy of this belief, it will not be practicable to comply or to attempt to comply with the procedures of the "Bulk Sales Act" or any similar law of the State of California, or of any other state which may be asserted to be applicable to the transactions anticipated in this Agreement.  Accordingly, to induce Purchaser to waive any requirement for compliance with the procedures of any Bulk Sale law, Seller agrees that the indemnity provisions of this Agreement shall apply to any claim asserted against Purchaser arising out of, or resulting from the failure of Purchaser or Seller to comply with or perform, any actions in connection with, in preparation for, or incident to, the transactions anticipated in this Agreement which might be required under the terms and provisions of any "Bulk Sales Act" or similar law, or which may be asserted to be applicable.

ARTICLE III

CLOSING

3.1  Closing.  The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller, 4800 Easton Drive, Suite 108, Bakersfield, CA 93309, or by facsimile and overnight mail for the convenience of the parties, on October 9th, 2003 (the “Closing Date”).  All computations, adjustments, and transfers for the purposes herein shall be effective as of the opening of business on the Closing Date.  Time is of the essence of this Agreement.

3.2  Closing Documents.  At closing and thereafter if requested by Purchaser, the Seller shall tender to Purchaser fully executed affidavits, assignments, bills of sale and other documentation as Purchaser may require for all Assets, including but not limited to the following items:

3.2.1  Bill of Sale covering the Assets being conveyed.

3.2.2  [INTENTIONALLY OMITTED]

3.2.3  Possession of the Assets.

3.2.4 All records and the executed originals of all lease agreements, service contracts, warranties, maintenance agreements that may be in effect and other documents affecting the Assets.

3.2.5 Such other documents as may be reasonably requested by Purchaser in connection with the conveyance of the Assets and the continued effective operation thereof.

3.2.6  A statement that there is no accrued vacation pay or other benefits which are due and payable to the current employees of Seller.  If any are due and payable, Seller shall be responsible for the payment thereof at or prior to Closing.

3.2.7  [INTENTIONALLY OMITTED]

0.0.2

Assignments for all warranties and other documents related to the Assets.

ARTICLE IV

INDEMNIFICATION

4.1  Each party shall indemnify and hold harmless the other against and in respect of any and all losses, damages, costs, expenses or deficiencies (including reasonable attorney’s fees and costs) resulting from, arising out of, or relating to, any misrepresentation, breach of warranty, or non-fulfillment of any agreement on the part of the breaching party under this Agreement or from any misrepresentation in or omission from any exhibit, transfer document, certificate or other instrument furnished or to be furnished to the non-breaching party under this Agreement.

4.2  Seller shall indemnify and hold harmless Purchaser against and in respect of all losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney’s fees and costs) incident to any of the foregoing, including claims of third parties against Purchaser, for debts, services, contracts, liabilities, obligations or actions by Seller prior to the Closing Date and not specifically assumed by Purchaser under the terms of this Agreement.

4.3  Seller agrees to indemnify and hold harmless Purchaser from and against all losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney’s fees and costs) resulting from, arising out of, relating to, or caused by, the breach of any of Seller’s representations, warranties or covenants contained in this Agreement, any liability or obligation of Seller which is not expressly assumed by Purchaser under this Agreement, or any liability of Purchaser arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not expressly assumed by Purchaser under this Agreement.

4.4  Seller agrees to indemnify and hold harmless Purchaser against and in respect of all income, gross receipts, value added, service, sales, bulk sales, use, rental, excise, ad valorem and property taxes or other federal, state or local taxes or assessments levied upon or relating to the Assets or Seller for taxable periods up to the Closing Date, regardless of when the same shall become due and payable, unless otherwise specifically agreed to herein.

4.5  Purchaser shall indemnify and hold harmless Seller against and in respect of all losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney’s fees and costs) incident to any of the foregoing, including claims of third parties against Seller, for debts, services, contracts, obligations, liabilities or actions by Purchaser, attributable to the period of operations of the Store on or after the Closing Date, or otherwise assumed by Purchaser.

4.6  Purchaser agrees to indemnify and hold harmless Seller from and against all losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney’s fees and costs) resulting from, arising out of, relating to, or caused by, the breach of any of Purchaser’s representations, warranties or covenants contained in this Agreement, or Purchaser’s failure to pay or perform any liability or obligation expressly assumed by Purchaser under this Agreement.

4.7  The Indemnified Party shall promptly notify the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party's indemnification obligation would apply, and shall give the Indemnifying Party a reasonable opportunity to defend the same at Indemnifying Party's own expense, and with counsel of Indemnifying Party's own selection reasonably satisfactory to Indemnified Party.  Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense.  If the Indemnifying Party within reasonable time after that notice, but no later than fifteen (15) days, fails to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1  Representations and Warranties of Seller.  In addition to any warranties and representations otherwise contained herein, Seller also represents and warrants to Purchaser as of the date hereof and on the Closing Date as follows (all representations and warranties shall survive the Closing):

5.1.1  Title.  Seller owns licenses or leases the Assets and any other tangible assets necessary for the conduct of its business at the Store, as is now being conducted and as presently proposed to be conducted.  The Assets and any other tangible assets necessary for the conduct of its business at the Store are free from defects (patent and latent), have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear and breakage).  Seller leases no such assets except for ones specifically identified as leased on Schedule 5.1.1.  Seller has good and marketable title to the Assets to be transferred pursuant to this Agreement, subject to no Security Interest, except for:

0.0.1.1

Liens for current taxes and assessments not yet due and payable.

0.0.1.2

Security interest of VPD, Inc. on the Assets.

5.1.2  Intellectual Property.

5.1.2.1  Seller has title to or has the right to use pursuant to license, sublicense, agreement or permission all intellectual property necessary for the operation of the business of the Seller as presently conducted and as presently proposed to be conducted.  Each item of intellectual property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.

5.1.2.2  Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and none of the employees with responsibility for intellectual property matters of Seller has ever received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation, or violation.  To the knowledge of the Seller and its employees with responsibility for intellectual property matters of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of Seller.

5.1.2.3  Schedule 1.1.6 identifies each registration which has been issued to Seller with respect to any of its intellectual property, identifies each pending application for registration which Seller has made with respect to any of its intellectual property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its intellectual property (together with any exceptions).  Seller has delivered to the Purchaser correct and complete copies of all such registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

5.1.2.4  Schedule 1.1.6 also identifies each item of intellectual property that any third party owns and that Seller uses pursuant to license, sublicense, agreement or permission.  Seller has supplied the Purchaser with correct and complete copies of all such licenses, sublicense, agreements and permissions (as amended to date).

5.1.3  Assumed Store Lease.  Seller has delivered to the Purchaser a correct and complete copy of the Assumed Store Lease (as amended to date) , which lease is listed and more particularly described in Schedule 5.1.3.  With respect to the Assumed Store Lease and subject to each landlord's consent to and approval of the assignment and transfer of the Assumed Store Lease to Purchaser as provided herein, Seller warrants that:

5.1.3.1  The lease or sublease is legal, valid, binding, enforceable and in full force and effect;

5.1.3.2  The Assumed Store Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

5.1.3.3  No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

5.1.3.4  No party to the lease or sublease has repudiated any provision thereof;

5.1.3.5  There are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

5.1.3.6  Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sub-leasehold; and

5.1.3.7  All facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

5.1.4  Violations, Suits, Etc.   To the best of Seller’s knowledge, i n all respects material to the Store and Assets, Seller is not in default under any law or regulation, or under any order of any court of federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located.   To the best of Seller’s knowledge , in all respects material to the Store and Assets,  and e xcept to the extent set forth on the Schedule 5.1.4, there are (1) no claims, actions, suits or proceedings instituted or filed and, (2) there are no claims, actions, suits or proceedings threatened presently, or which in the future may be threatened against or affecting Seller, the Store, or the Assets at law or in equity, by any person or entity before or by any federal, state, municipal or other governmental department, commission, board, court, bureau, agency or instrumentality wherever located.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to hereinabove), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.  The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to hereinabove).

5.1.5  Tax Returns.  Seller has filed or will file all requisite federal, state and other tax returns due for all fiscal periods ended within 120 days of the Closing Date relevant to the Assets.  All such taxes due and owing shall be or have been paid by Seller.

5.1.6  Financial Statements.  Attached hereto as Schedule 5.1.6 are the following financial statements for the Seller (collectively the "Financial Statements"):  (i) balance sheet and profit and loss statements as of and for the fiscal year ended January 31, 2003 (the "Most Recent Fiscal Year End") and (ii) fixed asset listing and profit and loss statements (the “Most Recent Financial Statements”) as of and for the three (3) months ended July 31, 2003 (the "Most Recent Fiscal Month End").  The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby, are materially correct and complete, and accurately reflect Seller’s assets and liabilities, revenues and expenses, and the operations of the business, at the Store.

5.1.7  Events Subsequent to Most Recent Fiscal Year End.  Since the Most Recent Fiscal Month End, there has not been any adverse change in the assets, liabilities, business, financial condition, operations, and results of operations or future prospects of the Store.

5.1.8  Present Status.  With respect to the Store and the Assets, since the Most Recent Fiscal Month End, the Seller has not:  incurred any obligations or liabilities, absolute, accrued, contingent, or otherwise, except current liabilities in the ordinary course of business; discharged or satisfied any lien or encumbrances, or paid any obligations or liabilities, except current liabilities and current liabilities incurred since the Most Recent Fiscal Month End, in each case, in the ordinary course of business; mortgaged, pledged or subjected to lien, encumbrance, or charge any of its assets; canceled any debt or claim; sold or transferred any assets, except sales from inventory in the ordinary course of business; suffered any damage, destruction, or loss (whether or not covered by insurance) materially affecting its properties, business or prospects; waived any rights of substantial value; nor entered into any transaction other than in the ordinary course of business.

5.1.9  Undisclosed Liabilities.  With respect to the Store and the Assets, Seller has no liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any liability), except for (i) liabilities set forth on the face of the Most Recent Financial Statements (other than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand).

5.1.10  Operations Until Closing.  Between the date of this Agreement and the Closing Date, the Seller shall:

 5.1.10.1  Carry on its business and operate the Store in the ordinary and normal course of business and maintain normal levels of rental and sell-through inventory and equipment; and specifically, Seller shall continue to purchase “new release” video cassette tape, DVD, and video game inventory, music CDs and cassettes and books consistent with its present and prior operation of the Store.  On the Closing Date, Seller shall transfer to Purchaser a full complement of rental and sell-through video cassette tapes, DVDs, video games, music CDs and cassettes and books, as is customary with Seller's operations at Store prior to the date hereof, but in no event less than the quantity of video cassette tapes, DVDs, video games, music CDs and cassettes and books at the Store which is set forth in Schedule 1.1.2.

5.1.10.2  Maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted.

5.1.10.3  Perform all material obligations under agreements relating to or affecting its Assets, properties and rights.

5.1.10.4  Keep in full force and effect until Closing present insurance policies or other comparable insurance coverage.

5.1.10.5  Not, without Purchaser's consent, enter into any contracts or obligations, other than those normal consumer contracts in the ordinary course of business, which by their terms would either necessitate or, require as a practical business matter, assumption of or action by Purchaser after the Closing Date.

5.1.10.6  Not sell, assign, lease or otherwise transfer or dispose of the Assets except in the ordinary course of business.  Sales of used/previously viewed video cassette tapes, DVDs and video games shall be consistent with Seller's prior operations.

5.1.10.7  Not enter into any employment contracts which are not terminable at will.

5.1.11  Operations after Closing.

5.1.11.1  Seller represents and warrants that it shall cease operations at the Store as of the Closing Date.

5.1.12  Organizational Representations and Warranties of Seller.  Seller represents and warrants as follows:

5.1.12.1  Seller is a corporation duly organized, validly existing and as of the Closing Date in good standing under the laws of the State of Delaware.

5.1.12.2  The execution and delivery of this Agreement by Seller has been duly authorized, and on the Closing Date, Seller will have all necessary power and authority to consummate the transactions provided herein.

5.1.12.3  The officers whose signatures are affixed hereto have all power and authority to bind Seller.

5.1.13 Title to Assets. In the event that any Agreements, contracts, warranties, maintenance agreements and other documents related to the Assets are titled in any person or entity other than the Seller and are required to be assigned or transferred to Purchaser hereunder, the Seller shall cause such person or entity to assign or transfer its interest in such agreements to the Purchaser.

5.1.14  Access to Records.  The Seller will afford the Purchaser access, during normal business hours, to all its business operations, properties, books, files, and records at or directly related to the Store, and will cooperate in the Purchaser's examination thereof.  No such examination, however, shall constitute a waiver or relinquishment by the Purchaser of its right to rely upon the Seller's covenants, representations, and warranties as made herein or pursuant hereto.  Until the Closing, the Purchaser will hold in confidence all information so obtained, except as hereinafter provided, and any document or instrument heretofore or hereafter obtained by the Purchaser in connection herewith shall be held on an express trust for and on behalf of the Seller, except as hereinafter provided.

5.1.15  Compliance.  Through the Closing Date, the Seller will use its reasonable best efforts to cause its employees to comply with all applicable provisions of this Agreement.

5.1.16  Financial Reports.  The Seller's revenue and expense data provided to Purchaser and the Seller's Sales Tax Returns for 2001 and 2002 to date, copies of which are hereby furnished to Purchaser by Seller upon execution of this Agreement, are true, accurate and complete as of their dates, and as of the date hereof.

5.1.17  Environment, Health and Safety.  With respect to the Store and the Assets:

5.1.17.1  Seller has complied with all laws (including rules and regulations thereunder) of federal, state and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Seller alleging any failure to comply with any such law or regulation.

5.1.17.2  Seller has no liability (and there is no basis related to the past or present operations, properties or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-To-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state or local government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

5.1.17.3  Seller has no liability (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (under  the  common  law  or  pursuant  to  any statute) against Seller giving rise to any Liability) for damage to any site, location or body of water (surface or subsurface) or for illness or personal injury.

5.1.17.4  Seller has no liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state or local government (or agency thereof) concerning employee health and safety.

5.1.17.5  Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all federal, state and local laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes.

5.1.17.6  Lawful Operations Without Hazardous Wastes.  In the operation of Seller's business at the Store, Seller has complied with all applicable laws and regulations, including permits, during its possession, and during its possession, there has been no on site disposal at the leased spaces of hazardous or toxic waste as defined by federal or state laws and there has been no storage of hazardous or toxic waste at the leased spaces, nor off site disposal of hazardous or toxic waste generated from any operation at the leased spaces.

Further, Seller agrees to provide Purchaser with any hazardous or toxic waste evaluations that have been prepared by a private engineer, business, or a governmental entity.  Seller also agrees to allow Purchaser, at Purchaser's option and expense, to have facilities and premises at the leased spaces evaluated and inspected for hazardous or toxic waste.  If any of these evaluations demonstrate the presence of hazardous or toxic waste or the likelihood thereof, the Purchaser, at Purchaser's option, may terminate this Agreement entirely at any time prior to Closing Date.  After Closing, Purchaser relinquishes such right to terminate this Agreement, but nothing shall be construed to terminate Purchaser's rights under this Agreement.

5.1.17.7  Construction Assurances.  The construction of the facilities and premises at the leased spaces is according to plans and specifications of any applicable county, state or federal standards.  Seller agrees to furnish Purchaser with a set of plans and specifications for the facilities and premises at the leased spaces, where available.

5.1.18  Brokers’ Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

5.2  Representations and Warranties of Purchaser.

5.2.1  [INTENTIONALLY OMITTED]

5.2.2  The execution and delivery of this Agreement by Purchaser has been duly authorized by proper corporate action, if necessary, and on the Closing Date, Purchaser will have all necessary power and authority to consummate the transactions provided herein.

5.2.3  Brokers’ Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

6.1  Conditions to Obligation to Close.

6.1.1  Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

6.1.1.1  The representations and warranties of Seller set forth hereinabove shall be true and correct in all material respects at and as of the Closing Date.

6.1.1.2  Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

6.1.1.3  Seller and Purchaser shall have procured all of the third party consents specified hereinabove.

6.1.1.4  Seller and Purchaser shall have re-inspected the Assets, and based upon such re-inspection, Purchaser shall be satisfied that the purchase and sale of inventory by Seller has been substantially consistent with Seller's prior operations.

6.1.2  Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

6.1.2.1 The representations and warranties of Purchaser set forth hereinabove shall be true and correct in all material respects at and as of the Closing Date.

6.1.2.2  The Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

ARTICLE VII

ADDITIONAL PROVISIONS

7.1  [INTENTIONALLY OMITTED]

7.2  Continued Inspection.  With reasonable advance notice given to Seller, the Purchaser has the right to examine the Assets after acceptance of this Agreement by Seller.  This right to examine the Assets shall continue until Closing Date.  Purchaser's right to examine shall be during normal business hours, or as otherwise arranged and shall not unreasonably interfere with the operation of Seller's business at the Store. Upon the request of Purchaser, Seller shall provide for Purchaser's review copies of all leases, agreements or other documents relating to Seller's business at the Store.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1  [INTENTIONALLY OMITTED]

8.2  [INTENTIONALLY OMITTED]

8.3  Severability and Operations of Law.  If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision is ineffective to the extent of such prohibition and/or is modified to conform with such laws, without invalidating the remaining provisions hereto; and any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction.

8.4  Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be performed in such state.  The parties to this Agreement hereby submit to the exclusive jurisdiction of the federal and state courts sitting in Bakersfield, California, and agree that any action hereunder or in any way related to this Agreement shall be brought in such courts.

8.5  Modification.  This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by the undersigned Purchaser and Seller.

8.6  Continuation and Survival.  The representations and warranties of the respective parties and all of the other terms, covenants and conditions contained herein shall be deemed material and shall survive the Closing for three (3) years after the Closing Date, except in the case of Sections 5.1.1, 5.1.5 and 5.1.17, which shall be governed by statutory time limits ..

8.7  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8  Confidentiality; Publicity.  Except as may be required by law or as otherwise permitted herein, no party hereto or their respective affiliates, employees, agents and representatives shall disclose to any third party the subject matter or terms of this Agreement without the prior consent of the other parties; provided, however, that any party hereto may discuss the terms of this Agreement and the transactions contemplated herein with its counsel, financial advisors, lenders and equity investors and their respective counsel.  No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other parties, except that any party may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case such party will consult with the other parties prior to making such disclosure).  No press release shall be issued by either Seller or Purchaser unless the content thereof is agreed upon.  Disclosure of any financial data provided either party by the other is strictly prohibited without the other party's prior written consent.

8.9  Assignment; Successors and Assigns.  Neither party to this Agreement may assign any of its rights or delegate any of its responsibilities under this Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and personal representatives.

8.10  Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by overnight courier (i.e. Federal Express), or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

Video City, Inc.

4800 Easton Drive

Suite 108

Bakersfield, CA 93309

Attention: CEO

If to Purchaser:

3 Xtreme Enterprises, Inc.

__________________

__________________

8.11  Enforcement.  In the event either party hereto fails to perform any of its obligations under this Agreement (including any breach or misrepresentation by either party), or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting or breaching party, or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.

8.12  Entire Agreement; Merger of Prior Agreements.  This Agreement and the other agreements required to be executed and delivered by the parties in connection herewith contain the entire agreement of the parties relating to the subject matter hereof.  There are no other agreements or understandings, written or oral concerning the same and this Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURCHASER:

ATTEST:

3 Extreme Enterprises, Inc.

By:____________________________

By:____________________________

     Its__________________________

    Its__________________________

SELLER:

ATTEST:

Video City, Inc.

By:____________________________

By:____________________________

     Its__________________________

     Its__________________________

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SCHEDULE 1.1

STORE

1.

Video City (VC # 32)

(“Ventura Store 32”)

2723 E. Main Street

Ventura, CA _____

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SCHEDULE 1.1.2

STORE INVENTORY

As previously provided to Buyer and approved on October 9, 2003

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SCHEDULE 1.1.6

INTELLECTUAL PROPERTY

1.

All Seller ’ s rights, title and interest, if any, to the computer software programs utilized by Seller in the operation of the Store, and all computer files and data contained therein.

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SCHEDULE 1.2.2

CHANGE FUNDS

STORE	AMOUNT OF CHANGE FUNDS
Ventura Store 32 (VC # 32)	$ 6 00.00

TOTAL CHANGE FUNDS:  $ 600 .00

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SCHEDULE 1.2.5

EXCLUDED INVENTORY

None

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SCHEDULE 2.5

ASSUMED LIABILITIES

VPD, Inc in the amount of $22,917

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SCHEDULE 2.6

ALLOCATION OF PURCHASE PRICE

1.  Video Cassette Tapes, DVDs, Video Games & Other Inventory

        $           26,000 .00

2.  Fixtures, Equipment & other Tangible Personal Property

        $             4,000.00

3.  Business Goodwill and Intellectual Property

        $         150,000 .00

TOTAL

         $     180,000.00

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SCHEDULE 5.1.1

LEASED PROPERTY

None

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 SCHEDULE 5.1.3

ASSUMED STORE LEASE

The Real Estate lease between Katz Family Trust, A California general partnership, and VIDEO CITY, INC., a Delaware corporation for the 7,600 square feet of leased premises located at 2723 Main Street, Ventura, California, 93303

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SCHEDULE 5.1.4

SUITS AND CLAIMS

None

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SCHEDULE 5.1.6

FINANCIAL STATEMENTS

Previously provided and approved by Buyer

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 EXHIBIT A

FORM OF SECURED PROMISSORY NOTE AND SECURITY AGREEMENT

See attached

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